5310 Maryland Way
Brentwood, TN 37027
United States Of America

March 29, 2019

Via Hand Delivery

Mr. Mike Cairnes

Dear Mike:

On behalf of Kirkland’s Inc. (the “Company”), this letter agreement addresses your continuing role with the Company. We appreciate your willingness to continue to serve the Company.

As you know, the Company has hired a new Chief Executive Officer, and needs to retain your services while the new CEO has an opportunity to implement the Company’s new business plan. Accordingly, if you remain employed by the Company through July 1, 2019, you will be paid a bonus of $50,000 promptly thereafter (the “July Retention Bonus”). In addition, if you remain employed by the Company through January 1, 2020, you will be paid an additional bonus of $50,000 promptly thereafter (the “January Retention Bonus”). Further, if you are terminated without cause (as defined below) or if you quit for good reason (as defined below) during the time period from now through July 1, 2019, you shall be entitled to receive, promptly after such separation of service, both the July Retention Bonus and the January Retention Bonus. If you are terminated without cause (as defined below) or if you quit for good reason (as defined below) during the time period from July 1, 2019 through January 1, 2020, you shall be entitled to receive, promptly after such separation of service, the January Retention Bonus.

As used above the term “cause” shall mean the occurrence of any of the following, as determined in good faith by the Company: (i) alcohol abuse or use of controlled drugs (other than in accordance with a physician’s prescription) by you; (ii) illegal conduct or gross misconduct by you which is materially and demonstrably injurious to the Company, without limitation, fraud, embezzlement, theft or proven dishonesty; (iii) your conviction of a misdemeanor involving moral turpitude or a felony; (iv) your entry of a guilty or nolo contendere plea to a misdemeanor involving moral turpitude or a felony, (v) your material breach of any agreement with, or duty owed to, the Company or its affiliates, or (vi) your failure, refusal or inability to perform, in any material respect, your duties to the Company or its Affiliates, which failure continues for more than fifteen (15) days after written notice thereof from the Company.

The term “good reason” shall mean the occurrence of any of the following: (i) the assignment of any duties inconsistent with your position, authority, duties or responsibilities, or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities; (ii) a reduction by the Company in your annual salary, provided that if the salaries of substantially all of the Company’s senior executive officers (including the Company’s CEO) are contemporaneously and proportionately reduced, a reduction in your salary will not constitute “Good Reason” hereunder; (iii) the failure by the Company, without your consent, to pay to you any portion of your current compensation, except pursuant to a compensation deferral elected by you, other than an isolated and inadvertent failure which is remedied by the Company promptly after receipt of notice from you; (iv) the relocation of the Company’s principal executive offices to a location more than 35 miles from the current location of such offices, or the Company’s requiring you to be based anywhere other than the Company’s principal executive offices, except for required travel on the Company’s business; or (v) the failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this agreement.

Except as expressly provided above, your employment with the Company will continue on the same terms as provided in your November 9, 2016 Employment Agreement, as amended by that Amendment No. 1 to Employment Agreement dated as of September 21, 2018. To acknowledge your agreement with the foregoing, please execute and date this letter in the space provided below and return the executed original to me.

Sincerely,

Kirkland’s Inc.

By:    /s/ Steve C. Woodward
Title:    Chief Executive Officer

Agreed on March 29, 2019:

/s/ Michael B. Cairnes
Michael B. Cairnes